Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey’s Opens 28 Stores in the Quarter, Positioned Well for Future Growth

Ankeny, IA, March 11, 2013—Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported $0.40 in diluted earnings per share for the third quarter of fiscal 2013 ended January 31, 2013 compared to $0.43 for the same period a year ago. Year-to-date diluted earnings per share was $2.26 versus $2.44 for the same period last year. “The quarter was adversely impacted by a challenging cigarette environment,” said Chairman and CEO Robert J. Myers. “However we did experience improved cigarette sales throughout the third quarter and continue to drive prepared food sales with several operational initiatives being implemented within our store base.”

Gasoline—The Company’s annual goal is to increase same-store gallons sold 1% with an average margin of 14.0 cents per gallon. For the third quarter, same-store gallons sold were up 0.6% with an average margin of 13.8 cents per gallon. “The retail price of fuel was in-line with the prior year’s third quarter, which helped improve same-store gallons sold,” said Myers. For the first nine months of the fiscal year, total gallons sold were up 3.6% with an average margin of 14.6 cents per gallon. Year-to-date same-store gallons sold were flat compared to prior year.

Grocery and Other Merchandise—Casey’s annual goal is to increase same-store sales 6.2% with an average margin of 32.7%. For the quarter, same-store sales were up 3.2% with an average margin of 31.7%. “Cigarette sales stabilized in the third quarter due to retail price adjustments made throughout the fiscal year,” stated Myers. “Although these adjustments adversely impacted our overall margin, the margin decline was partially offset by a more favorable product mix within the grocery and other merchandise category.” For the nine months ended January 31, 2013, same-store sales were up 1.3% with an average margin of 32.9%. Total sales for the year are up 4.3% and gross profit increased 6.2% to $354.7 million.

Prepared Food and Fountain—The goal for fiscal 2013 is to increase same-store sales 11% with an average margin of 61.1%. For the quarter, same-store sales were up 11.6% with an average margin of 60.6%. “An increase in cheese prices coupled with some other input cost increases pulled the margin back this quarter,” said Myers. “Fortunately same-store sales continue to perform well due in part to expanded 24-hour operations, pizza delivery, and major remodels.” For the year, same-store sales were up 10.2% with an average margin of 62.2%. Year-to-date, total sales were up 14.8% and gross profit rose 17.7% to $265.1 million.

Operating Expenses—Year to date, operating expenses increased 11.1% to $569.3 million. For the third quarter, operating expenses were up 12.2%. Included in the third quarter results was a $1.1 million impairment charge stemming from the planned closure of several stores in a recent acquisition. “The majority of the operating expense increase for both the quarter and year were from newly built, acquired and replaced stores over the past two fiscal years, along with the continued roll-out of 24-hour stores, pizza delivery, and major remodels,” stated Myers. Store-level operating expenses for locations not impacted by the initiatives were up approximately 3.8% for the quarter and 4% for the first nine months.

Expansion—The annual goal is to increase the total number of stores 4-6%. Through the first nine months of the fiscal year, the Company opened 18 newly constructed stores and 21 acquired stores. The Company also replaced 22 stores. “We will continue to update and improve our existing store base while maintaining our steady growth of new and acquired stores,” said Myers. Casey’s currently has 21 new stores and 12 replacement stores under construction, as well as 10 stores under written agreement to acquire. The Company also has 50 new sites and 25 replacement sites under contract to purchase.

Dividend—At its March meeting, the Board of Directors declared a quarterly dividend of $0.165 per share. The dividend is payable May 15, 2013 to shareholders of record on May 1, 2013.

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Casey’s General Stores, Inc. Condensed Consolidated Statements of Comprehensive Income (Dollars in thousands, except share and per share amounts) (Unaudited)

	Three months ended January 31,		Nine months ended January 31,
	2013	2012	2013	2012
Total revenue	$1,662,365	1,578,950	$5,442,311	5,235,300
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	1,412,679	1,350,200	4,626,338	4,476,850

Gross profit	249,686	228,750	815,973	758,450
Operating expenses	189,872	169,231	569,311	512,479
Depreciation and amortization	28,229	24,616	81,913	70,943
Interest, net	8,764	8,730	26,305	26,441

Income before income taxes	22,821	26,173	138,444	148,587
Federal and state income taxes	7,358	9,474	51,091	54,865

Net income	15,463	16,699	87,353	93,722
Other comprehensive income	—	—	—	—

Comprehensive income	$15,463	16,699	$87,353	93,722

Net income per common share
Basic	$.40	.44	$2.28	2.46

Diluted	$.40	.43	$2.26	2.44

Basic weighted average shares outstanding	38,317,140	38,071,742	38,282,196	38,050,676
Plus effect of stock compensation	304,948	383,394	331,934	342,826

Diluted weighted average shares outstanding	38,622,088	38,455,136	38,614,130	38,393,502

Casey’s General Stores, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	January 31, 2013	April 30, 2012
Assets
Current assets
Cash and cash equivalents	$26,521	$55,919
Receivables	19,790	21,700
Inventories	185,126	170,794
Prepaid expenses	1,953	1,298
Deferred income taxes	10,603	13,143
Income tax receivable	16,563	16,424

Total current assets	260,556	279,278

Other assets, net of amortization	13,931	12,403
Goodwill	114,661	104,385
Property and equipment, net of accumulated depreciation of $926,087 at January 31, 2013, and $860,998 at April 30, 2012	1,545,312	1,378,749

Total assets	$1,934,460	$1,774,815

Liabilities and Shareholders’ Equity
Current liabilities
Notes payable to bank	$58,600	$—
Current maturities of long-term debt	13,307	10,737
Accounts payable	197,245	211,165
Accrued expenses	97,005	84,739

Total current liabilities	366,157	306,641

Long-term debt, net of current maturities	660,779	667,930
Deferred income taxes	286,963	260,405
Deferred compensation	15,326	14,698
Other long-term liabilities	21,749	19,100

Total liabilities	1,350,974	1,268,774

Total shareholders’ equity	583,486	506,041

Total liabilities and shareholders’ equity	$1,934,460	$1,774,815

Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Sales and Gross Profit by Product

(Amounts in thousands)

	Gasoline	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Nine months ended 1/31/13
Sales	$3,909,787	$1,078,448	$426,282	$27,794	$5,442,311
Gross profit	$168,431	$354,700	$265,091	$27,751	$815,973
Margin	4.3%	32.9%	62.2%	99.8%	15.0%
Gasoline gallons	1,157,077
Nine months ended 1/31/12
Sales	$3,807,642	$1,034,187	$371,431	$22,040	$5,235,300
Gross profit	$177,189	$334,049	$225,215	$21,997	$758,450
Margin	4.7%	32.3%	60.6%	99.8%	14.5%
Gasoline gallons	1,116,684

Gasoline Gallons						Gasoline Margin
Same-store Sales Growth						(Cents per gallon, excluding credit card fees)

	Q1	Q2	Q3	Q4	Fiscal Year		Q1		Q2		Q3		Q4		Fiscal Year
F2013	-0.2%	-0.4%	0.6%			F2013	14.9	¢	14.9	¢	13.8	¢
F2012	-2.7	-2.9	-2.4	2.5%	-1.5%	F2012	17.2		16.7		13.6		13.7	¢	15.3	¢
F2011	1.5	3.6	3.5	-1.9	1.6	F2011	16.4		14.9		13.9		15.6		15.2

Grocery & Other Merchandise						Grocery & Other Merchandise
Same-store Sales Growth						Margin

	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2013	2.6%	-0.7%	3.2%			F2013	33.4%	33.4%	31.7%
F2012	6.2	5.8	6.3	8.5%	6.7%	F2012	32.5	32.5	31.8	33.0%	32.5%
F2011	2.0	6.9	5.8	4.8	4.6	F2011	32.8	32.9	30.9	32.1	32.2

Prepared Food & Fountain						Prepared Food & Fountain
Same-store Sales Growth						Margin

	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2013	10.6%	10.1%	11.6%			F2013	63.5%	62.5%	60.6%
F2012	15.3	14.2	12.6	16.8%	14.3%	F2012	61.2	59.5	61.2	60.8%	60.7%
F2011	2.4	7.2	10.5	11.8	7.7	F2011	63.8	62.7	62.1	60.2	62.2

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on March 12, 2013. The call will be broadcast live over the Internet at 9:30 a.m. CST via the

Investor Relations section of our Web site and will be available in an archived format.